Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of GATX Corporation and subsidiaries for the registration of debt securities and pass through certificates and to the incorporation by reference therein of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of GATX Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of GATX Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Chicago, Illinois August 16 2010	/s/ Ernst & Young LLP